Exhibit 99.1

FOR IMMEDIATE RELEASE

        AMSCAN HOLDINGS, INC. ANNOUNCES REVENUES FOR FIRST QUARTER 2006

ELMSFORD N.Y., APRIL 26, 2006 - AMSCAN HOLDINGS, INC., a leading designer, manufacturer and distributor of decorative party goods in the United States, the world's largest manufacturer of metallic balloons and, through its recent acquisition of Party City Corporation, America's largest party goods chain, today announced its revenues for its first quarter ended March 31, 2006, as compared to the prior year quarter ended March 31, 2005.

For the quarter ended March 31, 2006, total revenue was $208.3 million, including net sales at wholesale of $107.3 million, retail net sales of $96.9 million and franchise-related revenue of $4.1 million. Assuming the December 23, 2005 acquisition of Party City Corporation had occurred on January 1, 2005, total pro forma revenue for the quarter ended March 31, 2005, was $186.5 million, including net sales at wholesale of $91.7 million, retail net sales of $91.0 million and franchise-related revenue of $3.8 million.

The Company's total revenues include the revenues of all majority-owned and controlled subsidiaries for the calendar quarters ended March 31, 2006 and 2005, except for the revenues of Party City Corporation, which are included for the thirteen-week period ended April 1, 2006 and, on a pro forma basis, for the thirteen-week period ended April 2, 2005.

WHOLESALE OPERATIONS

Net sales at wholesale for the quarter ended March 31, 2006, after the elimination of $15.9 million of inter-company sales to Party City company-owned stores, totaled $107.3 million or 16.9% higher than the pro forma net sales for the first quarter of 2005 of $91.7 million. The pro forma net sales for the first quarter of 2005 assume the elimination of $15.0 million of historical sales from the Company to Party City company-owned stores during the quarter.

RETAIL OPERATIONS

Same-store net sales for company-owned stores during the first quarter 2006 totaled $95.9 million, or 6.0% higher than during the first quarter of 2005. This improvement reflects an increase of 9.5% in same-store net sales of non-seasonal merchandise, partially offset by an 8.4% decrease in same-store net sales of seasonal merchandise. The decrease in same-store net sales of seasonal merchandise reflects a sales shift as Easter Sunday fell in April 2006 as compared to in March 2005. Same-store net sales for franchise stores of $102.6 million increased 7.4%, comparing the first quarters of 2006 and 2005.

Total net sales for company-owned stores were $96.9 million for the first quarter of 2006, increasing 6.5% as compared with pro forma sales of $91.0 million in the first quarter of 2005. Total chain-wide net sales (which include aggregate sales for company-owned and franchise stores) were approximately $201.2 million for the first quarter of 2006, an increase of 5.8% compared with pro forma sales of $190.2 million in the first quarter of 2005.

Retail-Summary Information

                                          Quarter Ended
                                  -----------------------------
                                  April 1, 2006   April 2, 2005
                                  -------------   -------------
($ in millions)                                     Pro Forma
Total chain-wide sales               $201.2          $190.2

Company-owned stores:
   Net sales                           96.9            91.0
   Same store sales                     6.0%           (7.1%)
   Number of company-owned, end
      of period                         250             247

Franchise stores:
   Same Store Sales                     7.4%           (7.4%)
   Number of franchise-owned, end
      of period                         255             259

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to identify and realize acquisition synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, the effect of fluctuation in interest rates and foreign currency, our ability to manage successfully our franchise program, our ability to attract and retain qualified personnel, the effect of changes in raw material and other costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

CONTACT:

Amscan Holdings Inc.
James M. Harrison, President, (914) 784-4014 or
Michael A. Correale, Chief Financial Officer, (914) 784-4050